Exhibit 10.3.1

AMENDMENT

TO

STOCK PURCHASE AGREEMENTS

This AMENDMENT TO STOCK PURCHASE AGREEMENTS (this “Amendment”), dated as of April 3, 2013, is entered into by and among Onex Partners III LP, a Delaware limited partnership (“Onex”), and JELD-WEN Holding, inc., an Oregon corporation (the “Company”).

WHEREAS, Onex, Onex Advisor III LLC, Onex Partners III GP LP, Onex Partners III PV LP, Onex Partners III Select LP, Onex US Principals LP, Onex Corporation, Onex American Holdings II LLC, BP EI LLC, 1597257 Ontario Inc. (the “Onex Parties”) and the Company are parties to that certain Amended and Restated Stock Purchase Agreement, dated as of July 29, 2011 (as amended, modified or supplemented from time to time in accordance with its terms, the “2011 Stock Purchase Agreement”);

WHEREAS, Onex, certain of the other Onex Parties, the other investors named therein and the Company are parties to that certain Stock Purchase Agreement, dated as of August 30, 2012 (as amended, modified or supplemented from time to time in accordance with its terms, the “2012 Stock Purchase Agreement”);

WHEREAS, Onex and the Company wish to amend the 2011 Stock Purchase Agreement in accordance with Section 11.4 thereof, and to amend the 2012 Stock Purchase Agreement in accordance with Section 10.4 thereof;

WHEREAS, the Board of Directors of the Company has unanimously adopted and approved, and the holders of a majority of the outstanding Total Common Stock have consented in writing to, the amendment and restatement of the Company’s Amended and Restated Bylaws pursuant to the Second Amended and Restated Bylaws of the Company attached as Exhibit A hereto; and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company is entering into amendments to each of its Convertible Promissory Notes issued under the 2011 Stock Purchase Agreement with each of the holders thereof substantially in the form attached as Exhibit B hereto.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the 2012 Stock Purchase Agreement.

ARTICLE II

AMENDMENTS TO THE STOCK PURCHASE AGREEMENTS

Section 2.1 The 2011 Stock Purchase Agreement is hereby amended as follows:

(a) The following definitions, (i) if such definition appears in Section 1.1 of the 2011 Stock Purchase Agreement, are hereby amended and restated in their entirety as follows, or (ii) if such definition does not appear in Section 1.1 of the 2011 Stock Purchase Agreement, are hereby inserted into Section 1.1 of the 2011 Stock Purchase Agreement in alphabetical order:

“Aggregate Cash Proceeds” means, as of any date, the sum of (a) the aggregate Free Cash Flow from Non-Core Assets and (b) the Net Cash Proceeds from the Sale of Non-Core Assets.

“Available Excess Non-Core Cash Proceeds” means, as of any date, (a) the Aggregate Cash Proceeds, minus (b) the aggregate amount of any Non-Core Asset Indemnification Payments made after April 3, 2013, minus (c) the amount of any Contingent Non-Core Asset Indemnification Payments as of such date, minus (d) the amount of Available Excess Non-Core Cash Proceeds used to satisfy any indemnification obligation of the Company Indemnified Parties under Article IX hereof prior to such date, minus (e) the amount of any dividends or distributions of Distributable Non-Core Assets/Proceeds (as defined in the Amended and Restated Articles) declared or made in cash prior to such date, minus (f) the amount of any Negative Intercompany Account Balance.

“Bridge Notes” means the Convertible Promissory Notes issued pursuant to this Agreement in an aggregate initial principal amount of $170,970,846, as amended.

“Commission” means the United States Securities and Exchange Commission and any governmental body or agency succeeding to the functions thereof.

“Common Committee” has meaning set forth in the Company’s Second Amended and Restated Bylaws.

“Contingent Non-Core Asset Indemnification Payments” means (a) (i) the aggregate amount, but without duplication, of potential liabilities of the Company and its Subsidiaries with respect to pending indemnity claims and claims of breaches of representations and warranties under its or their, as applicable, agreements for the sale of Non-Core Assets, giving effect to any contractual limitations on indemnification pursuant to the sale agreements (including maximum amounts and survival periods), indemnity deductibles, dedicated insurance (the cost of which was deducted in determining Net Cash Proceeds from the Sale of Non-Core Assets (as defined in the Bridge Notes)), waivers or other mechanisms limiting potential liability (including transfer of an entity with such a contingent liability from ownership by the Company or its subsidiaries with no continuing liability of the Company or its subsidiaries), but without consideration of the failure of any such claim to meet any procedural requirements for making indemnity claims under the applicable agreements, and excluding any potential indemnity claims or breaches of representations and warranties in respect of liabilities resulting solely from the affiliation of an entity holding Non-Core Assets with other Subsidiaries of the

Company that are not Non-Core Assets or (ii) such lesser amount reflecting the amount of the potential liabilities described in clause (i) that are reasonably probable as may be mutually determined in good faith by the Common Committee and Onex, or (b), in the case of a distribution of cash that is Distributable Non-Core Assets/Proceeds (as defined in the Articles of Incorporation) made immediately prior to the first filing of a registration statement by the Company with respect to a Public Offering (as defined in the Company’s Second Amended and Restated Bylaws), the aggregate amount mutually determined in good faith by the Common Committee and Onex, but without duplication, of potential liabilities of the Company and its subsidiaries with respect to pending indemnity claims and the reasonably probable amount of potential liabilities of the Company and its subsidiaries with respect to claims of breaches of representations and warranties, in each case under its or their, as applicable, agreements for the sale of Non-Core Assets, giving effect to any contractual limitations on indemnification pursuant to the sale agreements (including maximum amounts and survival periods), indemnity deductibles, dedicated insurance (the cost of which was deducted in determining Net Cash Proceeds from the Sale of Non-Core Assets (as defined in the Bridge Notes)), waivers or other mechanisms limiting potential liability (including transfer of an entity with such a contingent liability from ownership by the Company or its subsidiaries with no continuing liability of the Company or its subsidiaries), but without consideration of the failure of any such claim to meet any procedural requirements for making indemnity claims under the applicable agreements, and excluding any indemnity claims or breaches of representations and warranties in respect of liabilities resulting solely from the affiliation of an entity holding Non-Core Assets with other Subsidiaries of the Company that are not Non-Core Assets.

“Free Cash Flow from Non-Core Assets” means (a) the amount of cash flow from operations generated by the Non-Core Subsidiaries (or the Non-Core Assets within the Core Subsidiaries) after April 3, 2013 and prior to the Outside Date and received by the Company or JELD-WEN, inc., minus (b) the absolute value of all capital expenditures and other investing activities, such as purchases of title, plants and investment properties, made in respect of the Non-Core Subsidiaries (or the Non-Core Assets within the Core Subsidiaries) after April 3, 2013 and prior to the Outside Date, in each case as such terms are typically understood and calculated on a statement of cash flows prepared in accordance with GAAP, applied in a manner consistent with the preparation of the Company’s quarterly financial statements. For the avoidance of doubt, the Free Cash Flow from Non-Core Assets may be a positive or a negative number.

“Final Maturity Date” has the meaning set forth in the Bridge Notes.

“Net Cash Proceeds from the Sale of Non-Core Assets” means:

(1) the lesser of (a) the amount of gross cash proceeds received by the Company or JELD-WEN, inc. after the Initial Note Issuance Date (as defined in the Bridge Notes) and on or prior to the Outside Date from the sale of Non-Core Assets to third parties (excluding any amounts attributable to Intercompany Account Balances), (i) reduced by all expenses associated with such sales or the distribution of such proceeds to JELD-WEN, inc. or the Company and by any Fixed Tax Cost associated with such transactions, and (ii) increased by any Fixed Tax Benefit associated with such transactions, and (b) the amount of gross cash proceeds received by the Company or JELD-WEN, inc. after the Initial Note Issuance Date (as defined in the Bridge Notes) and on or prior to the Outside Date from the sale of Non-Core Assets to third parties from the sale of Non-Core Assets to third parties (excluding any amounts attributable to Intercompany Account Balances), reduced by all expenses associated with such sales or the distribution of such proceeds to the Company or JELD-WEN, inc; minus

(2) the amount of Net Cash Proceeds from the Sale of Non-Core Assets (as defined in the Bridge Notes) paid to the holders of the Bridge Notes pursuant thereto.

Fixed Tax Benefits arising from capital losses may only be taken into account to the extent of Fixed Tax Costs arising from capital gains. For the avoidance of doubt, the Net Cash Proceeds from the Sale of Non-Core Assets may be a positive or a negative number.

“Non-Core Asset Indemnification Payments” means the aggregate amounts paid by the Company and its subsidiaries with respect to indemnity claims for breaches of representations, warranties and covenants under its or their, as applicable, agreements for the sale of Non-Core Assets.

“Non-Core Asset Spin-Out” has meaning set forth in the Company’s Second Amended and Restated Bylaws.

“Outside Date” means the earliest to occur of (i) June 30, 2014, (ii) the first day upon which there is a Negative Intercompany Balance of $5 million or more and (iii) the day immediately preceding the date upon which the Company has first filed a registration statement with respect to a Public Offering.

“Preferred Committee” has the meaning set forth in the Company’s Second Amended and Restated Bylaws.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the relevant time.

“Spinco” has the meaning set forth in the Company’s Second Amended and Restated Bylaws.

“Supplemental Investment Amount” has the meaning set forth in the 2012 Stock Purchase Agreement.

(b) The definition of “Former Non-Core Business” set forth in Section 1.1 of the 2011 Stock Purchase Agreement is hereby amended by inserting the following at the end thereof:

“Following the consummation of the Non-Core Asset Spin-Out, Spinco and any businesses conducted by Spinco or any of its direct or indirect subsidiaries shall be considered a Former Non-Core Business.”

(c) Section 7.11 of the 2011 Stock Purchase Agreement is hereby amended by inserting the following at the end thereof:

“The Company shall have no further obligations under this Section 7.11 following the consummation of a Non-Core Asset Spin-Out.”

(d) Section 9.1(iv) of the 2011 Stock Purchase Agreement is hereby amended and restated as follows:

“(iv) the ownership, operation or disposition of any Non-Core Asset or Non-Core Subsidiary, except to the extent such Damages are taken into account as a reduction of the positive balance, if any, of Available Excess Non-Core Cash Proceeds and after giving effect to such reductions, the Available Excess Non-Core Cash Proceeds are greater than zero;”

Section 2.2 The 2012 Stock Purchase Agreement is hereby amended as follows:

(a) Section 6.4 of the 2012 Stock Purchase Agreement is hereby amended by deleting each reference to “Allocated Shares” appearing therein and substituting “Allocated Number” therefor.

(b) The second sentence of Section 6.5 of the 2012 Stock Purchase Agreement is hereby amended and restated in its entirety as follows:

“Promptly following the maturity date of the Bridge Notes, the Company will call (and give notice of) a meeting of shareholders (either special or annual) to approve the amendment and restatement of the Articles of Incorporation of the Company in the form attached as Exhibit C, with a revised Equity Constant calculated pursuant to the second sentence of the definition of such term.”

ARTICLE III

MISCELLANEOUS

Section 3.1 Except as otherwise provided herein, all of the terms, covenants and other provisions of the 2011 Stock Purchase Agreement and 2012 Stock Purchase Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms.

Section 3.2 This Amendment may be executed in two or more counterparts, including by facsimile transmission, each of which shall be deemed an original, and any Person may become a party hereto by executing a counterpart hereof, but all of such counterparts together shall be deemed to be one and the same agreement.

Section 3.3 This Amendment is made pursuant to, and shall be construed and enforced in accordance with, the Laws of the State of Delaware, irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of Law that would give effect to the Laws of another jurisdiction.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

COMPANY:	JELD-WEN HOLDING, INC.

	By:	/s/ Ronald L. Saxton
		Name:	Ronald L. Saxton
		Title:	Executive Vice President

ONEX:	ONEX PARTNERS III LP

	By:	Onex Partners III GP LP, its General Partner
	By:	Onex Partners Manager LP, its Agent
	By:	Onex Partners Manager GP ULC, its General Partner

		By:	/s/ Robert M. Le Blanc
			Name:	Robert M. Le Blanc
			Title:	Senior Managing Director

		By:	/s/ Donald F. West
			Name:	Donald F. West
			Title:	Vice President and Secretary

Signature Page to Amendment to Stock Purchase Agreements